EXHIBIT 5.1

   June 30, 1997

   Tracor, Inc.
   6500 Tracor Lane
   Austin, Texas 78725

   Dear Sirs:

   I have represented Tracor, Inc., a Delaware corporation (the
   "Company"), in connection with the registration with the Securities and Exchange Commission under the Securities Act of
   1933, of the Company's Outside Directors' Fee Plan (the "Plan").

   In this connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, of corporate and other records, certificates, and other papers as I deemed it necessary to examine for the purpose of this opinion, including the Registration Statement of the Company for the registration of the Plan on Form S-8 under the Securities Act of 1933 (the "Registration Statement").

   Based upon such examination, it is my opinion that the Plan has been duly authorized and constitutes a binding obligation of the Company, and the shares of common stock of the Company that will be purchased by the Company from time to time pursuant to the Plan have been legally issued, and are fully paid, and non-assessable.

   I consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations thereunder.

   Very truly yours,


   /s/ Russell E. Painton
   Russell E. Painton
   Vice President and
   General Counsel